Registration No. 333-190348

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Corning Natural Gas Holding Corporation
(Exact name of registrant as specified in its charter)

New York	84-1384159
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

330 West William Street, Corning, New York 14830
(Address of principal executive offices) (Zip Code)

Amended and Restated 2007 Stock Plan
(Full title of the plan)

Mike I. German

President and Chief Executive Officer

Corning Natural Gas Holding Corporation

330 West William Street

Corning, New York 14830

With a copy to:

Christopher J. Hubbert

Kohrman Jackson & Krantz LLP

1375 East 9th Street, 29th Floor

Cleveland, Ohio 44114

(Name and address of agent for service)

607-936-3755
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On January 10, 2014, Corning Natural Gas Holding Corporation (the “Company”) filed a Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (No. 333-190348) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) registering shares of its common stock, par value $0.01 per share, issuable pursuant to the Company’s Amended and Restated 2007 Stock Plan.

On July 6, 2022, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, ACP Crotona Corp., a Delaware corporation (“Parent”), and ACP Crotona Merger Sub Corp., a New York corporation (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on July 7, 2022. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.

Corning Natural Gas Holding Corporation
/s/ Michael I. German
By Michael I. German, Chief Executive Officer